AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into this 23rd day of March, 2023 (the “Execution Date”) by and between Peakstone Realty Trust, a Maryland real estate investment trust, (the “Company”) and Nina Momtazee Sitzer, an individual (the “Executive”), and will be effective as of the date of the listing of the Company’s common shares on the New York Stock Exchange (the “Effective Time”).
RECITALS
WHEREAS, the Company (f/k/a Griffin Realty Trust, Griffin Realty Trust, Inc., Griffin Capital Essential Asset REIT, Inc., and Griffin Capital Essential Asset REIT, Inc.), PKST OP, L.P. (“Op Co”, f/k/a GRT OP, L.P., GRT OP, LLC and Griffin Capital Essential Asset Operating Partnership, L.P.), Griffin Capital Real Estate Company, LLC (“Management Company”), and Executive are currently parties to that certain Employment Agreement, dated May 10, 2019 (the “Existing Agreement”);
WHEREAS, the Company intends to list its common shares on the New York Stock Exchange (the “Listing”), and Executive and the Company desire to amend and restate the Existing Agreement to continue and extend the “Term” thereof and made certain other changes in connection with the Listing;
NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Agreement in its entirety (the Existing Agreement as amended and restated hereunder, the “Agreement”), as follows:

1.Employment and Duties.
1.1Employment. The Company shall continue to employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive hereby agrees to such continuation of employment on the terms and conditions expressly set forth in this Agreement.
1.2Position and Duties. The Executive shall serve as Chief Legal and Administrative Officer, Executive Vice President – Operations of the Company and, as designated by the Board of Trustees of the Company (the “Board”) as an officer of other subsidiaries or affiliates of the Company. The Executive shall report solely and directly to the Chief Executive Officer. The Executive shall perform and have the responsibilities, duties, status and authority customary for such a position in an organization of the size and nature of the Company, as applicable, subject to the reasonable directives of the Chief Executive Officer, and subject to such lawful policies of the Company and its affiliates as in effect from time to time (including, without limitation, business conduct and ethics policies, as they may be amended from time to time).
1.3No Other Employment; Time Commitment. During the Term (as defined herein), the Executive shall both (a) devote substantially all of the Executive’s business time and energy and to the performance of the Executive’s duties hereunder and (b) hold no other employment. Further, the Executive’s service on the boards of directors (or similar body) of other business or charitable entities, is subject to the prior approval of the Board (which approval shall not be unreasonably withheld). The Executive shall cease outside activities and/or resign from any board or similar body on which the Executive may then serve if the Board determines that such activity is engaged in a Competitive Business (as defined below) within thirty (30) days following written notice from the Board of such determination. This Section 1.3 shall not be construed to prevent the Executive from making passive outside investments or engaging in civic, charitable or educational activities so long as such investments or other activities do not require material time of the Executive or otherwise interfere with the performance of the Executive’s duties and obligations hereunder. The Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude the Executive from owning up to two percent (2%) of any class of the securities of a publicly traded or private entity (a “Passive Investment”).
1.4Location. The Executive’s principal place of employment shall be the offices of the Company located in Chicago, Illinois, subject to any policies in effect from time to time with respect to working remotely. The Executive acknowledges that she may be required to travel from time to time in the course of performing her duties hereunder including regular travel to the El Segundo office.
2.Term. Executive’s employment with the Company commenced on June 10, 2019 pursuant to the Existing Agreement. As of the Effective Time, Executive’s employment with the Company shall continue pursuant to this Agreement for an initial term of five (5) years from the Effective Time. This Agreement shall thereafter automatically renew for additional one (1) year periods, unless the Company or the Executive provides at least ninety (90) days’ advance written notice to the other party of its intent not to renew (the term of the Existing Agreement, the initial term hereunder, and all subsequent terms are referred to collectively as the “Term”). Notwithstanding the foregoing, this Agreement and the Term shall end upon any termination of the Executive’s employment as described in Section 5 below. The expiration of the Term shall not affect any rights the Executive may then have under outstanding equity or other incentive awards issued by the Company to the Executive except to the extent otherwise specifically provided thereunder.
3.Compensation.
3.1Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with January 1, 2023, the Executive’s Base Salary shall be paid at an annualized rate of five hundred thousand ($500,000) dollars. Executive’s Base Salary shall be reviewed annually by the Board (or a committee thereof), and subject to increase (but not decrease) as determined in the sole discretion of the Board (or such committee). Any such increased Base Salary shall be treated as Base Salary for purposes of this Agreement.
3.2Annual Incentive Bonus. Beginning January 1, 2023 and continuing for each calendar year during the Term, in addition to the Base Salary, the Executive shall be eligible to earn an annual cash bonus opportunity (the “Incentive Bonus”). For calendar year 2023, the Executive’s Incentive Bonus shall be set at threshold level of 100%, target level of 150% and a maximum level of 200% of the annualized Base Salary actually paid for such year. The threshold, target and maximum Incentive Bonus levels for calendar years following 2023 shall be established by the Compensation Committee of the Board in its sole discretion. The determination as to the Incentive Bonus level achieved for any calendar year shall be made in the reasonable and good faith discretion of the Compensation Committee of the Board in relation to the established goals and objectives. The Company shall pay any Incentive Bonus earned for a calendar year to the Executive in a single cash lump sum payment no later than March 15 of the calendar year following the calendar year in which such Incentive Bonus was earned. Except as otherwise set forth in this Agreement, any Incentive Bonus payment is subject to the Executive’s continued employment by the Company or its affiliates through the last day of the calendar year to which such Incentive Bonus relates.
3.3Long-Term Incentives.
(a)Following the Effective Time, the Executive shall be entitled to receive equity awards in the Company, as determined in the sole discretion of the Compensation Committee of the Board.
(b)Any equity award granted to the Executive under this Section 3.3 that remains outstanding as of immediately prior to a Change in Control (as defined below) of the Company shall become fully vested and, to the extent applicable, exercisable immediately prior to such Change in Control; provided, however, that to the extent any such award is subject to performance-based vesting requirements, performance shall be assumed to be at the greater of target or actual performance (measured through the Change in Control date) for any performance period that has not yet ended.
(c)“Retirement” vesting may be addressed in an Executive’s award agreement or in a retirement policy adopted by the Company, with the approval of the Compensation Committee of the Board, and any such vesting upon “retirement” shall be governed by any such award agreement or retirement policy, as applicable.
4.Benefits.
4.1Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee retirement (e.g., 401(k), profit sharing, non-qualified deferred compensation plan, etc.) and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s executive management team generally (collectively, the “Company’s Benefits Plans”), in accordance with the terms of such plans and as such plans or programs may be in effect from time to time. If the Executive elects to enroll in coverage under the group medical plan coverage offered by the Company or its affiliates, the Company will pay the full cost of such coverage for the Executive (on a pre-tax or post-tax basis, consistent with past practice), and the Executive will be responsible for paying the active employee cost for any such coverage for the Executive’s spouse or dependents.
4.2Reimbursement of Business Expenses. During the Term, the Executive shall be authorized to incur expenses in carrying out the Executive’s duties under this

Agreement and shall be eligible for reimbursement by the Company of all business expenses the Executive incurs during the Term in connection with carrying out the Executive’s duties hereunder, subject to the Company’s expense reimbursement policies as in effect from time to time. As previously agreed, the Company shall pay directly, or reimburse the Executive for, the Executive’s legal fees reasonably incurred in reviewing this Agreement and any ancillary documentation.
4.3Vacation and Other Leave. During the Term, the Executive shall be entitled to unlimited time away in accordance with Company policies generally applicable to other executive management of the Company.
4.4Indemnification. The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify the Executive for her actions or inactions during the Term. The Company shall defend the Executive in connection with any such claims and shall advance the reasonable attorneys’ fees and cost directly incurred by the Executive in connection therewith. During the Term and for such period thereafter as may be necessary to continue to cover actions or inactions of the Executive during the Term, the Company shall cause the Executive to be covered by the policies of directors’ and officers’ liability insurance covering directors and officers of the Company (including, without limitation, the “tail” policies obtained for policies in effect prior to the Company’s shares becoming publicly traded and any “tail” policies obtained thereafter) in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company.
5.Termination of Employment.
5.1Generally. The Executive’s employment by the Company, and the Term, may be terminated at any time (a) by the Company with or without Cause, (b) by the Company in the event that the Executive has incurred a Disability or due to the Executive’s death, (c) by the Executive with Good Reason, or (d) by the Executive without Good Reason.
5.2Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the Company to the Executive, or the Executive to the Company, which termination shall be effective, subject to any cure period provided in Section 5.3 or 5.5 below, (a) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive with Good Reason, or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Executive Base Salary in lieu of such notice, in which case payment shall be paid within five (5) business days following the Executive’s Severance Date (as defined below)), (b) thirty (30) days following delivery of notice of a 5.3(e)(iii) Good Reason Termination, or (c) immediately in the event of a termination by the Company with Cause or resignation by the Executive without Good Reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.

5.3Benefits Upon Termination.
(a)For Cause or Without Good Reason. If the Executive’s employment by the Company is terminated during the Term by the Company for Cause or by the Executive without Good Reason (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain hereunder, any payments or benefits other than (i) payment of (A) any Base Salary earned but not paid on or before the Severance Date and (B) any Incentive Bonus earned by the Executive for the calendar year prior to the calendar year in which the Severance Date occurs, but not yet paid to the Executive, (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date, and (iii) any accrued or vested benefits or compensation to which the Executive is entitled under the Company’s Benefits Plans (the “Accrued Obligations”). Such Accrued Obligations shall be paid at their normal times in accordance with the Company’s policies and regular payroll practices, or such sooner date as required by applicable law.
(b)Death or Disability. If the Executive’s employment by the Company is terminated during the Term due to the Executive’s death or by the Company due to the Executive’s Disability, the Company shall pay to the Executive (or her estate): (i) the Accrued Obligations at the time and in the manner as set forth in Section 5.3(a) above; (ii) the Executive’s Incentive Bonus for the calendar year in which the Severance Date occurs, pro-rated for the amount of time the Executive is employed during such calendar year, assuming target performance, payable within sixty (60) days following the Severance Date, and (iii) a lump sum payment equal to eighteen (18) months of Healthcare Benefits (as defined below), payable within sixty (60) days following the Severance Date (clauses (ii) and (iii), collectively, the “Death/Disability Benefit”). In addition, all outstanding equity awards held by the Executive as of immediately prior to her Severance Date for death or Disability shall immediately become fully vested and, to the extent applicable, exercisable (to the extent any such award is subject to performance-based vesting requirements, performance shall be assumed to be at target for any performance period that has not yet ended) (the “Equity Award Vesting”), and the Executive’s account under the Executive Deferred Compensation Plan shall immediately become vested in full. Payment of the Death/Disability Benefit is subject to any applicable delay of payment rules pursuant to Section 18 below.
(c)Without Cause, With Good Reason. If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay the Executive:
(i)the Accrued Obligations at the time and in the manner as set forth in Section 5.3(a) above;
(ii)a pro-rated Incentive Bonus for the calendar year in which her Severance Date occurs (assuming that any individual performance goals are treated as achieved at not less than target, and without the application of any negative discretion, and actual Company performance for the full performance period), pro-rated for the amount of time the Executive is employed during such calendar year and payable at the normal time such Incentive Bonuses are paid;
(iii) a lump sum payment due within sixty (60) days following the Severance Date equal to 1.5 times (the “Severance Multiple”) the sum of (A) her Base Salary (at the rate in effect on the Severance Date, disregarding any reduction constituting Good Reason) plus (B) the average of Executive’s target Incentive Bonus for the prior two (2) calendar years preceding the year in which the Severance Date occurs; and
(iv) a lump sum payment equal to eighteen (18) months of the full monthly cost of coverage under the Company’s group medical plan for the Executive and her dependents at the level in effect on the Severance Date (the “Healthcare Benefits”), payable within sixty (60) days following the Severance Date (clauses (ii) - (iv) are collectively referred to herein as the “Severance Benefit”).
Payment of the Severance Benefit is subject to any applicable delay of payment rules pursuant to Section 18 below.
In addition, the Executive shall be entitled to the Equity Award Vesting, and the Executive’s account under the Executive Deferred Compensation Plan shall become vested in full.
(d)Termination Preceding or Following Change in Control. If, during the Term and within six (6) months preceding, on or twelve (12) months following a Change in Control of the Company, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, then the Executive shall be entitled to all of the benefits and payments described in Section 5.3(c) above, provided, however, that (i) the Severance Multiple shall increase to 2.5, and (ii) the Healthcare Benefits shall be calculated to cover thirty (30) months, and (iii) the pro-rated Incentive Bonus shall be calculated using the greater of actual Company performance or target Company performance, should such an applicable target level have been established as of the Severance Date. If such termination occurs within six (6) months preceding a Change in Control, then any Severance Benefit that becomes payable pursuant to this Section 5.3(d) that is in addition to an amount payable pursuant to Section 5.3(c) shall be paid on the later of the date of the Change in Control and the sixty (60)-day anniversary of the Severance Date. For purposes of this Section 5.3, a “Change in Control” is defined as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Company, Op Co or Management Company.
(e)Termination Following a Liquidation Event. Notwithstanding the foregoing provisions of this Section 5.3, following the occurrence of a Liquidation Event (defined below):
(i)If (x) the Executive’s employment is terminated by the Company during the Term without Cause (which includes, without limitation, termination without Cause in connection with a liquidation or dissolution of the Company), or (y) the Term otherwise expires (other than because of

Executive’s election not to renew the Term pursuant to Section 2 hereof), the Executive shall be entitled to, and the Company shall pay to Executive the benefits and payments described in Section 5.3(d) above (i.e., the same benefits and payments that the Executive would have received following a Change in Control), regardless of whether such Liquidation Event constitutes a Change in Control;
(ii)If a Change in Control occurs and the Executive terminates with Good Reason within six (6) months preceding or twelve (12) months following the Change in Control, the Executive shall be entitled to, and the Company shall pay to Executive the benefits and payments described in Section 5.3(d); and
(iii)If the Executive Terminates for Good Reason (other than for a Duty Diminution), the Executive shall be entitled to, and the Company shall pay to Executive, the benefits and payments described in Section 5.3(d) within sixty (60) days following the Severance Date.
In all cases, upon a Liquidation Event, the Company shall promptly reserve sufficient assets to pay any amount due the Executive under this Section 5.3(e).
(f)Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive’s obligations under Section 6 of this Agreement (and such breach is not cured within thirty (30) days following written notice of such breach from the Company to the Executive), the Executive shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit as of the date of such breach. During the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this Section 5.3.
(g)The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and other benefit plans covered by COBRA; (iii) the Executive’s right to any vested equity award or the receipt of any other benefits otherwise due in accordance with the terms of the Company’s Benefits Plans; or (iv) the Executive’s rights under Section 4, including, without limitation, under any director and officer insurance policy maintained by the Company (including, without limitation, the “tail” policies obtained for policies in effect prior to the Company’s shares becoming publicly traded and any other “tail” policies obtained thereafter) or for defense, indemnification and/or advancement of expense arising under any indemnification agreement between the Company and the Executive or otherwise.
(h)Payments made to the Executive pursuant to the provisions of this Section 5.3 shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company or its affiliates that covers employees or executives of the Company generally.
(i)If, during the Term, the Company commences or otherwise becomes subject to an Insolvency Proceeding and the Executive becomes entitled to any benefits or payments pursuant to this Section 5.3, the Company shall use commercially reasonable efforts to support and seek approval of, or otherwise not oppose, the payment in full on a priority basis of any such benefits or payments due to Executive to the fullest extent permitted under applicable law; provided, however, the Company shall not be required to take any action or refrain from taking any action that is inconsistent with its fiduciary duties under applicable law.

5.4Release; Exclusive Remedy.
(a)As a condition precedent to any Company obligation (other than Accrued Obligations) due to the Executive pursuant to Section 5.3(b), (c), (d) or (e) the Executive (or her estate, as applicable) and the Company shall, within sixty (60) days following the Severance Date (the full sixty (60)-day period being the “Release Period”), execute and deliver, and not revoke within the applicable revocation period which ends prior to the end of the Release Period, a general release substantially in the forms attached hereto as Exhibits A and B, respectively provided, however, that Executive shall not be required to execute a general release as a condition to the receipt of such payments or benefits unless the Company also executes (and does not revoke) a general release during the Release Period. If such period for execution and nonrevocation of the release spans two calendar years, then any payment that is conditioned upon the execution of such release shall not be made earlier than the last day of such sixty (60)-day period.
(b)The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of her employment during the Term.
5.5Certain Defined Terms.
(a)As used herein, “Cause” shall mean that one or more of the following has occurred:
(i)the Executive has engaged in deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation and outside of Company policy or the willful inducement of others to fail to cooperate or to produce documents or other materials as reasonably requested by the Company or its legal counsel;
(ii)the Executive has deliberately failed to perform her material duties at an appropriate level hereunder, which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company; provided that Company underperformance to the extent due to business or market conditions outside of the Executive’s control shall not be considered a failure hereunder;
(iii)the Executive’s commitment of fraud, embezzlement or willful misappropriation of funds or property of the Company or its affiliates other than the occasional, customary and de minimis use of any such entity’s property for personal purposes;
(iv)the Executive has been convicted of, or pled guilty or nolo contendere to, a felony (other than a traffic violation) or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or
(v)the Executive’s breach of any material provision of this Agreement or any other material agreement between the Executive and the Company, or any of its affiliates.
No act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that her action or omission was in the best interest of the Company. In order for the Company to terminate the Executive’s employment for “Cause,” the Company shall have (x) first given written notice of the alleged grounds purporting to constitute Cause (which notice must be given within thirty (30) days following the Board’s actual knowledge of the grounds purporting to constitute Cause) and the same shall not have been cured (if capable of cure, as reasonably determined by the Board in consultation with the Executive) within ten (10) business days of such written notice, and (y) provided the Executive with the opportunity to be heard before the Board (with the Executive’s counsel, if the Executive so elects). Poor performance shall not in and of itself constitute Cause and the Executive shall not be terminated for Cause as a result of following directions of the Board or Chief Executive Officer or as a result of acting upon the advice of counsel to the Company or its affiliates.
(b)As used herein, “Disability” shall mean the disability of the Executive as determined in accordance with the group long-term disability plan offered to employees of the Company, or in the absence of such a plan, the inability of the Executive, with or without reasonable accommodation, to perform the Executive’s essential duties and responsibilities under this Agreement for a period of more than one hundred twenty (120) consecutive days or one hundred and eighty (180) nonconsecutive days during any twelve (12) month period by reason of a mental or physical disability as determined by the Board in its reasonable discretion following consultation with a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
(c)As used herein, “Insolvency Proceeding” shall mean bankruptcy, receivership, liquidation (excluding a Liquidation Event) or other collective judicial or administrative proceeding in which the assets and affairs of the Company are subject to control or supervision by a court, trustee, receiver or administrator for the purposes of reorganization or liquidation.
(d)As used herein, a “Liquidation Event” shall be deemed to occur upon the earlier of the date on which (i) the Board of Trustees of the Company approves of a plan of liquidation or dissolution of the Company, or (ii) the total combined book value of the assets of the Company, Management Company and Op Co falling below two hundred and fifty million dollars ($250,000,000).

(e)As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:
(i)the Company’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A), which includes but is not limited to: a material diminution of the Executive’s duties, responsibilities, title or authority without her consent (“Duty Diminution”) or material diminution of Executive’s reporting lines;
(ii)a material reduction in the Executive’s Base Salary or material failure to pay such amount, or a material reduction in the Incentive Bonus target opportunity, or a material breach of any other compensation agreement entered into with the Executive;
(iii)Executive’s required re-location to a worksite location which is more than twenty-five (25) miles from Chicago, Illinois;
(iv)the Company’s failure to require any successor of the Company to assume and perform this Agreement as contemplated by Section 10(b);
(v)the Company’s nonrenewal of this Agreement when the Executive is willing and able to continue under this Agreement and no Cause otherwise exists;
(vi)following a Change in Control of the Company, the Company’s equity securities are not publicly traded on an established national stock exchange;
(vii)the Company’s chief executive officer as of immediately prior to a Change in Control of the Company is not appointed or elected to a comparable or higher position with the entity resulting from such a Change in Control of the Company; or,
(viii)the earlier of the following (each, a“5.3(e)(iii) Good Reason Event”): (aa) two (2) years following the date on which the Board of Trustees of the Company approves of a plan of liquidation or dissolution of the Company, or (bb) one (1) year following the date on which the total combined book value of the assets of the Company, Management Company and Op Co falls below two hundred and fifty million dollars ($250,000,000). For the avoidance of doubt, (xx) a 5.3(e)(iii) Good Reason Event shall be deemed to have occurred without Executive’s consent for the purposes of the lead in paragraph of this Section 5.3(e), and (yy) the notice and cure periods in the following paragraph do not apply to a 5.3(e)(iii) Good Reason Termination.

provided that, in any such case, the Executive provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within sixty (60) calendar days after the occurrence of such event, and such Good Reason remains uncured thirty (30) calendar days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

5.6Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for any reason shall constitute the Executive’s resignation from (a) any director, officer or employee position the Executive holds with the Company, or any of its affiliates and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company, or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
5.7Limitation on Benefits.
(a)Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6.Protective Covenants. All references to the Company in this Section 6, and each of its subsections, refer to the Company and its affiliates, provided, that, in the event the Company becomes an affiliate of a private equity firm, no other portfolio entities of such private equity firm shall be treated as affiliates hereunder. Executive acknowledges and agrees that the Company has developed intellectual property, Trade Secrets and Confidential Information to assist it in its business. Executive further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing businesses. The Company employs or will employ Executive in a position of trust and confidence, and may provide Executive with extraordinary or specialized training in furtherance of Executive’s duties hereunder. Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. The Executive expressly agrees that the covenants in this Section 6 shall continue in effect as set forth herein regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. It is further understood that the covenants contained in this Section 6 bind the Executive as long as she is employed by the Company and, in certain instances, survive the Term for a period of time thereafter as specified hereunder.
6.1Confidential Information.
(a)Subject to Section 6.1(c), the Executive agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Board, (ii) as authorized by the Company’s management, pursuant to a written non-disclosure agreement, (iii) as required by law or court order or subpoena or requested by a governmental or regulatory investigation, or (iv) as reasonably appropriate in connection with a legal process between the Executive and the Company or any of its affiliates.
(i)For purposes of this Agreement, “Trade Secrets” shall mean any of information of the Company, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public (or within the Company’s industry) and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(ii)For purposes of this Agreement, “Confidential Information” shall mean any data and information (A) relating to the business of the Company, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Executive or of which she became aware of as a consequence of Executive’s relationship with the Company; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.
(b)The Executive agrees that she will not, during the Term, knowingly improperly use or disclose any proprietary information or trade secrets of any former employer and that she will not bring onto the premises of the Company any proprietary information belonging to such employer unless consents to in writing by such employer.
(c)The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).
6.2No Competing Employment. During the Executive’s employment with the Company (the “Restricted Period”), the Executive shall not directly, or by assisting others, engage in the business of industrial and office commercial real estate (the “Competitive Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company, anywhere within the areas(s) where Executive is working and/or for which the Executive is responsible; provided, that the Executive may make Passive Investments, and provided further that the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.
6.3Non-Solicitation of Employees. During the Restricted Period and for the eighteen (18)-month period following the Executive’s Severance Date, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or individual independent contractor of the Company to leave his or her employment or engagement with the Company for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section 6.3 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board) or by providing a reference upon request.
6.4Non-Solicitation of Customers. During her employment with the Company and thereafter, the Executive shall not use any Trade Secret to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
6.5Non-Disparagement. The Executive agrees that at no time during her employment with the Company or thereafter shall she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of their respective directors or officers. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the various boards and executive officers, in each case, of the Company, not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive. Notwithstanding anything in this Section 6.5, either Executive or the Company (including its officers and directors) shall be permitted to (x) provide a reasonable and truthful response to or statement to defend itself or herself against any public statement made by the Company or Executive, as applicable, that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement, (y) provide truthful testimony in any legal proceeding or process, and (z) make truthful statements in connection with performance reviews during Executive’s employment.
6.6Returning Company Documents. The Executive agrees that at the time of leaving the employ of the Company, she will deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) any and all records, data, notes, reports, proposals, lists, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property containing Confidential Information or Trade Secrets, or reproductions of any items developed by Executive pursuant to her employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to Section 6.1(c). Executive is permitted to retain any electronic devices issued to him by the Company, provided the Company’s Information Technology department must be permitted by the Executive to first remove any Trade Secrets and/or Confidential Information contained thereon. The Executive is not required to return any personal items, documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements (a) of which she is a party that pertain to her compensation and/or benefits (e.g., plan summaries and documents), regardless of whether such documents or agreements contain Trade Secrets or Confidential Information or (b) that is publicly available. For the avoidance of doubt, Executive’s contact list shall be considered a personal document that is not required to be returned to the Company.

6.7Understanding of Covenants. The Executive represents that she (a) is familiar with the foregoing confidentiality, invention assignment, non-solicitation, non-competition and non-disparagement covenants, (b) is fully aware of her obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (d) agrees that such covenants are necessary to protect the Confidential Information and Trade Secrets, and the proprietary information, good will, stable workforce, and customer relations of the Company. The Executive acknowledges and agrees that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Executive further acknowledges and agrees that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.
Initials of Parties:
Company    /s/ ME     Date    3/23/23
Executive    /s/ NMS     Date    3/23/23
6.8Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 could cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury may, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if she breaches any term of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to seek injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.
7.Defense of Claims. The Executive agrees that, during the Term, and for a period of five (5) years after termination of the Executive’s employment, upon reasonable request from the Company, the Executive will cooperate with the Company, or each of its affiliates, in the defense of any claims or actions that may be made by or against the Company, or such affiliate that affect the Executive’s prior areas of responsibility, except (a) if the Executive’s reasonable interests are adverse to the Company or such affiliate in such claim or action or (b) if such cooperation unreasonably interferes with the Executive’s then-current personal or professional obligations. The Company agrees that it shall reimburse the reasonable out of pocket costs and reasonable attorney fees the Executive actually incurs in connection with him providing such assistance or cooperation to the Company or its affiliates in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company (which approval shall not be unreasonably withheld) for any travel or legal fees and expenses incurred by him in excess of $10,000 in connection with her obligations under this Section 7. In addition, the Company shall pay the Executive for his time spent in providing such cooperation at a daily rate equal to her Base Salary as of her Severance Date (disregarding any reduction that constitutes Good Reason) divided by 365, subject to reasonable substantiation.
8.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company or its affiliates, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment, except as required by Section 5.3(e). The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
9.Withholding. Notwithstanding anything else herein to the contrary, the Company or any of its affiliates shall withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement, or any other compensation payable to the Executive, such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.
10.Assignment; Binding Effect.
(a)By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)By the Company. This Agreement and all of the Company’s rights and obligations hereunder (and all of Op Co’s and the Management Company’s obligations under Section 19 hereof) shall not be assignable, except as incident to such entity’s reorganization, merger or consolidation, or transfer of all or substantially all of its assets. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, Op Co or the Management Company, or any business of any of them for which Executive’s services are principally performed, to assume expressly and agree to perform (i) this Agreement (in the case of the Company) and (ii) Section 19 hereof in the case of Op Co and the Management Company, in all events in the same manner and to the same extent that the Company, Op Co and the Management Company, as applicable, would be required to perform it if no such succession had taken place. As used in this Agreement, “Company”, “Op Co” and “Management Company” shall mean the Company, Op Co and the Management Company, respectively, each as herein before defined and any successor to each of their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement to the extent specified herein with respect to each such entity by operation of law, or otherwise.

(c)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.
11.Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
12.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
13.Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California. Each of the parties hereby submits to the exclusive personal jurisdiction of and venue in the state and federal courts of Cook County, Illinois for the purpose of any legal proceeding or dispute arising out of or relating to this Agreement, and each party hereby waives all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.
14.Survival of Certain Provisions. The terms set forth in Sections 4.4, 5, 6, 7, 9, 10, 13, 14, 15, 16, 17, 18 and 19 shall survive any termination or expiration of this Agreement.
15.Entire Agreement. As of the Effective Time, this Agreement and the equity award agreements previously entered into between Executive and the Company embody the entire agreement of the parties hereto respecting the employment of Executive with the Company, Op Co or the Management Company (the “Subject Matter”). For the avoidance of doubt, this Agreement is intended to continue the Term of the Existing Agreement pursuant to the entirely amended and restated terms set forth herein.
16.Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by Executive and the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, or (c) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 5:00 p.m. Pacific Time (and any transmission received from and after 5:00 p.m., Pacific Time, shall be deemed received on the next business day (as used herein, the term “business day” shall mean any day other than Saturdays, Sundays and U.S. national holidays):

To the Company:	Peakstone Realty Trust 1520 Grand Avenue El Segundo, CA 90245 Attn: Michael Escalante Email: mescalante@pkst.com
with a copy to:	Peakstone Realty Trust 1520 Grand Avenue El Segundo, CA 90245 Attn: Nina Momtazee Sitzer Email: nsitzer@pkst.com
To Executive:	To the mailing or email address most recently on file in the payroll records of the Company.

18.Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder (“Section 409A”) and, to the extent not excluded, to meet the requirements of Section 409A. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”). None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1). The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) or any similar state statute or regulation. If the parties reasonably determine that any payments hereunder would not meet the requirements of Section 409A, the parties shall cooperate in good faith to attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following:
(a)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s Separation from Service if paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then the amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death). Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2), and any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.
(b)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.
19.Joint and Several Liability. The Company, the Management Company and Op Co shall be jointly and severally liable for all obligations of each hereunder.
20.Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
22.Clawback. To the extent required by applicable law or regulation, the listing standards of the stock exchange on which the Company’s shares are traded or any clawback policy adopted by the Company as required by such law, regulation or stock exchange listing standards (the “Required Clawback Policy”), the Incentive Bonus and any other incentive compensation granted to the Executive (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any such Required Clawback Policy, which may provide for forfeiture and/or recoupment of such incentive compensation paid or payable under this Agreement or otherwise.
23.Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
“COMPANY”                        PEAKSTONE REALTY TRUST
By:    /s/ Michael J. Escalante_____________________
Name:    Michael J. Escalante_______________________
Title:    CEO and President_________________________

For purposes of Section 19 only
PKST OP, L.P.
By:    s/ Michael J. Escalante______________________
Name:    Michael J. Escalante________________________
Title:    CEO and President_________________________

GRIFFIN CAPITAL REAL ESTATE COMPANY, LLC
By:    s/ Michael J. Escalante______________________
Name:    Michael J. Escalante________________________
Title:    CEO and President_________________________

“EXECUTIVE”
/s/ Nina Momtazee Sitzer_____________________
NINA MOMTAZEE SITZER

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